Exhibit 99.1

CONTACTS:
Tapestry, Inc.
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Media:
Jennifer Leemann
Global Head of Communications
212/631-2797
jleemann@tapestry.com

TAPESTRY, INC. REPORTS FISCAL 2027 FIRST QUARTER RESULTS AND RAISES FULL YEAR OUTLOOK

Exceeded First Quarter Revenue, Gross Margin, Operating Margin, and EPS Guidance

●
Delivered Revenue of $1.9 Billion, an Increase of 11% on a Reported Basis and 12% on a Pro Forma Basis Versus Prior Year, Led by 16% Growth at Coach Brand

●
Expanded Gross Margin by 230 Basis Points on a GAAP Basis and 220 Basis Points on a Non-GAAP Basis

●
Achieved GAAP Diluted EPS of $1.76, up 38% Versus Prior Year, and Non-GAAP Diluted EPS of $1.82, an Increase of 32% Versus Prior Year

●
Returned Approximately $700 Million to Shareholders Through Dividends and Share Repurchases

●
Increases Fiscal Year 2027 Capital Return Outlook to $2.0 Billion Driven by Incremental Share Repurchases

●
Raises Fiscal Year 2027 Revenue, Operating Margin, and Earnings Outlook

Link to Download Tapestry’s Q1 Earnings Presentation, Including Brand Highlights

New York, November 5, 2026 – Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands, consisting of Coach and Kate Spade New York, today reported results for the fiscal first quarter ended September 26, 2026.

10 HUDSON YARDS, NEW YORK, NY 10001 TELEPHONE 212 594 1850  FAX 212 594 1682  WWW.TAPESTRY.COM

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., commented:

“Our first quarter marked a powerful start to the year, with revenue, margin, and earnings growth ahead of expectations and strength around the world. Our Amplify strategy continues to bring new consumers to our brands through our distinctive combination of creativity, craftsmanship, and value. Building on this outperformance, we are raising our full year outlook, reflecting our confidence in the durability of our growth.

Behind these results are advantages that compound over time, including our deep consumer understanding, data-driven approach, and global scale. Together, they reinforce our conviction that our greatest opportunities are ahead of us as we continue to drive long-term value for our customers, our teams, and our shareholders.”

Tapestry, Inc. Fiscal 2027 First Quarter Financial Highlights (Unaudited) – in USD millions except per share data

	Quarter Ended
				Constant Currency %
	September 26, 2026	September 27, 2025	Change	Change

Net sales	$1,894	$1,705	11%	11%
Pro Forma Net sales[1]	1,894	1,690	12%	12%

Gross profit	$1,488	$1,301	14%
Gross margin	78.6%	76.3%	230 bps
Non-GAAP Gross profit[2]	$1,490	$1,293	15%
Non-GAAP Gross margin[2]	78.7%	76.5%	220 bps

Operating income	$424	$328	29%
Operating margin	22.4%	19.3%	310 bps
Non-GAAP Operating income[2]	$439	$354	24%
Non-GAAP Operating margin[2]	23.2%	20.9%	230 bps

Earnings per diluted share	$1.76	$1.28	38%
Non-GAAP Earnings per diluted share[2]	1.82	1.38	32%

1 Pro forma Net sales and related growth rates exclude Net sales of the Stuart Weitzman Business on a reported and constant currency basis, in prior period presented. Refer to Schedule 2.
2 Refer to Schedule 3 for reconciliation between GAAP and Non-GAAP measures.

Summary of Pro Forma Revenue Information (Unaudited) – in USD millions

		% Change
	Quarter Ended September 26, 2026	Reported	Constant Currency
Brand
Coach	$1,661	16%	16%
Kate Spade	233	(10)%	(10)%

Region
North America	$1,110	4%	4%
Greater China[2]	385	43%	39%
Japan	103	(5)%	4%
Other Asia[2]	114	26%	23%
Europe	151	20%	22%
Other[2]	31	11%	11%
Tapestry Pro Forma[1]	$1,894	12%	12%

1 Pro forma Net sales and related growth rates exclude Net sales of the Stuart Weitzman Business on a reported and constant currency basis. Refer to Schedule 2.
2 Refer to "About Tapestry, Inc." section below for countries included within each region.

Tapestry, Inc. Strategic Highlights

Tapestry advanced its Amplify growth strategy, which is focused on four key pillars that underpin durable growth:

●
Build Emotional Connection with Consumers

●
Fuel Fashion Innovation and Product Excellence

●
Deliver Compelling Experiences to Drive Global Growth

●
Ignite the Power of our People

This strategy is driving the Company’s results and deepening the competitive advantages that support long-term growth.

Highlights from the fiscal first quarter of 2027 included:

●
Drove strong new customer acquisition globally, welcoming 2.6 million new consumers in the quarter, of which approximately 35% were Gen Z; at the same time, demand from existing customers increased, demonstrating the Company’s ability to create lasting consumer relationships;

●
Achieved strong growth in the core leathergoods offering, led by handbag revenue gains at Coach, where handbag AUR increased at a low-double-digit percentage rate and units rose low-single digits, underscoring the brand's desirability, innovation, and value proposition;

●
Delivered broad-based growth across regions, gaining market share, and expanding the overall category. On a pro forma constant currency basis in the first quarter, North America revenue grew 4%, Europe revenue increased 22%, and APAC revenue rose 28%, which included Greater China growth of 39%. Coach delivered 16% growth, including 7% growth in North America and 30% growth internationally;

●
Drove 9% Direct-to-Consumer revenue growth on a pro forma basis, exceeding expectations, with store revenue growing low-double-digits and digital increasing mid-single-digits. In addition, wholesale growth of approximately 30% was driven by international markets; strong profitability in each channel allows the Company to meet consumers where they are, delivering brand-accretive experiences while generating compelling returns.

Overall, Tapestry grew pro forma revenue by 12%, non-GAAP operating profit by 24%, and non-GAAP earnings per diluted share by 32%, demonstrating the compounding advantages of its brand-building capabilities, global scale, and disciplined execution.

Shareholder Return Programs

The Company now expects to return approximately $2.0 billion to shareholders in Fiscal 2027 through its capital return programs, an increase from prior guidance, which includes approximately $700 million returned in the fiscal first quarter:

●
Dividend: The Company’s Board of Directors declared a quarterly cash dividend of $0.4625 per common share payable on December 21, 2026 to shareholders of record as of the close of business on December 4, 2026. In Fiscal 2027, the Company continues to anticipate an annual dividend of $1.85 per share.

●
Share Repurchases: Tapestry now expects to repurchase $1.7 billion in common stock in the fiscal year under its existing share repurchase authorization, an increase of $350 million versus its prior guidance. During the first quarter, the Company spent $600 million to repurchase approximately 4.6 million shares of its common stock at an average cost of $130 per share.

Non-GAAP Reconciliation

During the fiscal first quarter of 2027, Tapestry recorded charges related to distribution network optimization initiatives that decreased operating income by $15 million, net income by $11 million, and diluted earnings per share by $0.06.

Please refer to the Financial Schedules included herein for a full reconciliation of the Company’s reported GAAP to non-GAAP results.

Overview of Fiscal 2027 First Quarter Financial Results

●
Net sales totaled $1.89 billion, increasing 11% on a reported and constant currency basis. Excluding Stuart Weitzman sales in the prior year period, pro forma net sales increased 12% on a reported and constant currency basis.

●
Gross profit totaled $1.49 billion on a GAAP basis compared to $1.30 billion in the prior year. On a non-GAAP basis, gross profit totaled $1.49 billion, while gross margin was 78.7%, representing an expansion of 220 basis points versus prior year, driven by operational improvements of approximately 130 basis points, a 70-basis point net benefit from tariffs and duties, and a 20-basis point benefit from foreign currency.

●
SG&A expenses totaled $1.06 billion on a GAAP basis compared to $973 million in the prior year. On a non-GAAP basis, SG&A expenses totaled $1.05 billion, representing 55.5% of sales, 10 basis points below prior year, including a 140-basis point increase in marketing investment.

●
Operating income was $424 million on a GAAP basis, compared to prior year operating income of $328 million. On a non-GAAP basis, operating income was $439 million, an increase of 24% versus the prior year, while operating margin was 23.2%, representing an expansion of approximately 230 basis points versus the prior year.

●
Net interest expense was $13 million in both the current and prior year.

●
Other expense was less than $1 million versus other income of $4 million in the prior year.

●
Tax rate was 12.5% on a GAAP basis and 12.7% on a non-GAAP basis versus the prior year tax rate of 13.8% on a GAAP basis and 13.7% on a non-GAAP basis.

●
Earnings per diluted share was $1.76 on a GAAP basis compared to $1.28 in the prior year, an increase of 38%. Non-GAAP EPS was $1.82 compared to $1.38 in the prior year, an increase of 32%.

Balance Sheet and Cash Flow Highlights

●
Cash, cash equivalents and short-term investments totaled $782 million and total borrowings outstanding were $2.56 billion.  The Company’s leverage ratio, based on gross debt to adjusted EBITDA, was 1.1x as of the end of the fiscal quarter.

●
Inventory was $1.06 billion versus prior year ending inventory of $1.02 billion.

●
Cash flow from operating activities was an inflow of $197 million compared to an inflow of $113 million in the prior year. Adjusted free cash flow was an inflow of $56 million compared to an inflow of $103 million in the prior year.

●
CapEx and implementation costs related to Cloud Computing were $55 million versus $38 million a year ago.

Financial Outlook

Tapestry is raising its Fiscal 2027 outlook, which is provided on a non-GAAP and comparable 52-week versus 52-week basis:

●
Revenue of approximately $8.5 billion to $8.6 billion, representing approximately 6% to 7% growth on a constant currency basis versus prior year. Foreign currency is expected to be a 30 basis point benefit to revenue growth in the fiscal year. This is above prior guidance of $8.4 billion to $8.5 billion;

●
Operating margin expansion of approximately 100 basis points versus prior year. This is above prior guidance for an increase of approximately 50 basis points;

●
Net interest expense of approximately $60 million versus prior guidance of approximately $55 million;

●
Tax rate of approximately 18% versus prior guidance of approximately 18.5%;

●
Weighted average diluted share count of approximately 200 million, versus prior guidance of approximately 203 million;

●
Earnings per diluted share of $8.25 to $8.35, representing 17% to 18% growth versus prior year. This is above prior guidance of $7.80 to $7.90;

●
Adjusted free cash flow approaching $1.7 billion, including CapEx and Cloud Computing costs of $300 million or approximately 3% to 4% of revenue. This is unchanged from prior guidance.

In addition, for the second fiscal quarter of 2027, the Company expects:

●
Revenue growth of approximately 5% to 6% on a constant currency basis versus prior year. Foreign currency is expected to be a 70 basis point benefit to revenue growth in the fiscal quarter;

●
Earnings per diluted share of approximately $3.05, representing low-teens growth versus prior year.

Please note the Company’s non-GAAP outlook:

●
Excludes the impact of the 53rd week in Fiscal 2027, which is expected to contribute an additional percentage point to annual revenue growth and have a neutral impact on operating margin for the full fiscal year;

●
Embeds a low-to-mid-20% tariff rate on U.S. inventory receipts in Fiscal 2027, resulting in a modest net benefit from tariffs year-over-year;

●
Embeds current global tax policies, including the impact of OECD Pillar Two guidance;

●
Includes foreign currency exchange rates using spot rates at the time of forecast;

●
Assumes no material worsening of inflationary pressures or consumer confidence.

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, November 5, 2026. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 1183076. A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report fiscal 2027 second quarter results on Thursday, February 4, 2027.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of iconic accessories and lifestyle brands unites the magic of Coach and Kate Spade New York. Together, we stretch what’s possible – advancing brands further than they could go alone, expanding their reach to new geographies and generations. Inspired by our consumers, we create experiences and products that build lasting brand love and elevate everyday life. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

The information made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Financial Outlook,” statements regarding long-term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," “can,” “could,” “if,” "continue," “assumes,” “embed,” “compound,” “contribute,” “differ,” "should," "expect," “confidence,” “conviction,” “trends,” “anticipate,” "estimate," “future,” “plan,” “potential,” “opportunities,” “ahead,” “create,” “build,” “fuel,” “deliver,” “ignite,” “grow,” “believe,” “will,” “would,” “uncertain,” “achieve,” “strategic,” “growth,” "guidance," "forecast," “outlook,” “commit,” “innovation,” “drive,” “leverage,” “generate,” “effort,” “approaching,” “expanding,” “advancing,” “deepening,” “reinforce,” “underpin,” “lasting,” “elevate,” “long-term,” “durable growth,” “durability,” “Amplify strategy,” “we stretch what’s possible,” similar expressions, and variations or negatives of these words. They include, without limitation, statements regarding future anticipated capital expenditures. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as economic conditions, recession and inflationary measures, the impact of international trade disputes and the risks associated with potential changes to international trade and policy agreements, including the imposition or threat of imposition of new or increased tariffs or retaliatory tariffs implemented by countries where our manufacturers are located as well as the imposition of additional duties on the products we import, risks associated with operating in international markets, including currency fluctuations and changes in economic or political conditions in the markets where we sell or source our products, the ability to anticipate consumer preferences and retain the value of our brands and respond to changing fashion and retail trends in a timely manner, including our ability to execute on our e-commerce and digital strategies, the impact of tax and other legislation, the ability to successfully implement the initiatives under our Amplify strategy, the effect of existing and new competition in the marketplace, our ability to successfully identify and implement any sales, acquisitions or strategic transactions on attractive terms or at all, our ability to achieve intended benefits, cost savings and synergies from acquisitions, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results, the risks associated with cyber security threats, privacy or data security breaches, and the development, use, governance and regulation of artificial intelligence technologies, our ability to satisfy our outstanding debt obligations or incur additional indebtedness, the risks associated with climate change and other corporate responsibility issues, our ability to protect against infringement of our trademarks and other proprietary rights, and the impact of pending and potential future legal proceedings, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items affecting comparability, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and in understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate. Due to the sale of Stuart Weitzman on August 4, 2025, the Company presents pro forma net sales and related growth rates, which exclude Stuart Weitzman’s Net sales from the prior year period. In the Summary of Pro Forma Revenue Information table, Greater China includes mainland China, Taiwan, Hong Kong SAR, and Macao SAR. Other Asia includes Australia, South Korea, Malaysia, Singapore, and other countries primarily within Asia. Other primarily represents royalties earned from the Company's licensing partners and sales in the Middle East.

The Company presents certain non-GAAP measures, including segment operating income (loss), segment SG&A expenses, segment gross profit, SG&A expense ratio, operating margin, Operating Income (loss), Provision for income taxes, Net income (loss) and Net Income (loss) per diluted common share, which exclude items affecting comparability such as Distribution Network Optimization Costs, Acquisition and Divestiture Costs and Organizational Efficiency Costs, as applicable. A reconciliation to the most directly comparable GAAP measures is provided in the tables accompanying this release.

The Company also presents Adjusted Free Cash Flow, which is a non-GAAP measure, and is calculated as Net cash provided by (used in) operating activities less Purchases of property and equipment, adjusted for the cash impacts of Items affecting comparability included in operating cash flows related to Distribution Network Optimization Costs, Acquisition and Divestiture Costs and Organizational Efficiency Costs, and Changes in operating assets and liabilities of items affecting comparability. The Company believes that Adjusted Free Cash Flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses, investment in our business and items affecting comparability. The Company believes that Adjusted Free Cash Flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.

The Company also presents Leverage Ratio, which is a non-GAAP metric, and is calculated as total debt, which includes Current debt and Long-term debt, divided by Adjusted EBITDA for the trailing twelve months. Adjusted EBITDA is calculated as Net Income (Loss), excluding: Interest expense, net; Provision for income taxes; Depreciation and amortization; Cloud Computing amortization; Share-based compensation; and Items affecting comparability including Distribution Network Optimization Costs, Acquisition and Divestiture Costs, Organizational Efficiency Costs and IEEPA tariff refunds. The Company believes that the Leverage Ratio is an important metric to assess the strength of our balance sheet and credit quality and demonstrates our commitment to maintaining an investment-grade credit rating.

Schedule 1: Consolidated Statements of Operations

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter Ended September 26, 2026 and September 27, 2025
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	September 26, 2026	September 27, 2025

Net sales	$1,894	$1,705
Cost of sales	406	404
Gross profit	1,488	1,301
Selling, general and administrative expenses	1,064	973
Operating income (loss)	424	328
Interest expense, net	13	13
Other expense (income)	—	(4)
Income (loss) before provision for income taxes	411	319
Provision (benefit) for income taxes	51	44
Net income (loss)	$360	$275
Net income (loss) per share:
Basic	$1.81	$1.32
Diluted	$1.76	$1.28
Shares used in computing net income (loss) per share:
Basic	199.3	207.6
Diluted	204.5	215.5

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter Ended September 26, 2026 and September 27, 2025
(in millions)
(unaudited)

	QUARTER ENDED
	September 26, 2026	September 27, 2025	% Change	Constant Currency % Change

Coach	$1,661	$1,430	16%	16%
Kate Spade	233	260	(10)%	(10)%
Stuart Weitzman	—	15	NM	NM
Total Tapestry	$1,894	$1,705	11%	11%
Total Tapestry Pro Forma[1]	$1,894	$1,690	12%	12%

1 Pro Forma Net sales and related growth rates exclude Net sales of the Stuart Weitzman Business on a reported and constant currency basis.

Schedules 3 & 4: Consolidated Segment Data and GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended September 26, 2026
	Items Affecting Comparability
	GAAP Basis (As Reported)	Distribution Network Optimization Costs (*)	Non-GAAP Basis (Excluding Items)
Gross Profit
Coach	1,336	—	1,336
Kate Spade	152	(2)	154
Gross profit	$1,488	$(2)	$1,490

SG&A expenses
Coach	746	—	746
Kate Spade	172	12	160
Corporate	146	1	145
SG&A expenses	$1,064	$13	$1,051

Operating income (loss)
Coach	590	—	590
Kate Spade	(20)	(14)	(6)
Corporate	(146)	(1)	(145)
Operating income (loss)	$424	$(15)	$439

Interest expense, net	13	—	13
Other (income) expense	—	—	—

Provision for income taxes	51	(4)	55
Net income (loss)	$360	$(11)	$371
Net income (loss) per diluted common share	$1.76	$(0.06)	$1.82

(*) Relates primarily to costs to transition from our Ohio fulfillment center to a third-party facility in Pennsylvania.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended September 27, 2025
	Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition and Divestiture Costs (*)	Organizational Efficiency Costs (**)	Non-GAAP Basis (Excluding Items)
Gross Profit
Coach	1,126	—	—	1,126
Kate Spade	167	—	—	167
Stuart Weitzman[1]	8	8	—	—
Gross profit	$1,301	$8	$—	$1,293

SG&A expenses
Coach	639	—	1	638
Kate Spade	161	—	—	161
Stuart Weitzman	9	9	—	—
Corporate	164	14	10	140
SG&A expenses	$973	$23	$11	$939

Operating income (loss)
Coach	487	—	(1)	488
Kate Spade	6	—	—	6
Stuart Weitzman	(1)	(1)	—	—
Corporate	(164)	(14)	(10)	(140)
Operating income (loss)	$328	$(15)	$(11)	$354

Interest expense, net	13	—	—	13
Other (income) expense	(4)	—	—	(4)

Provision for income taxes	44	(2)	(2)	48
Net income (loss)	$275	$(13)	$(9)	$297
Net income (loss) per diluted common share	$1.28	$(0.06)	$(0.04)	$1.38

1 For the first quarter of fiscal 2026, prior to the completion of the sale on August 4, 2025, Stuart Weitzman Net sales were $15 million and Cost of sales were $7 million.
(*) Relates to costs incurred by the Company in connection with the divestiture of the Stuart Weitzman Business.
(**) Relates to organizational efficiency costs, primarily related to technology costs and severance costs.

Schedule 5: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 26, 2026 and June 27, 2026
(in millions)

	(unaudited)	(audited)

	September 26, 2026	June 27, 2026
ASSETS
Cash, cash equivalents and short-term investments	$782	$1,152
Receivables	343	237
Inventories	1,055	826
Other current assets	561	667
Total current assets	2,741	2,882
Property and equipment, net	507	502
Operating lease right-of-use assets	1,512	1,417
Other assets	1,855	1,891
Total assets	$6,615	$6,692
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$679	$582
Accrued liabilities	633	755
Current portion of operating lease liabilities	301	308
Current debt	597	—
Total current liabilities	2,210	1,645
Long-term debt	1,960	2,379
Long-term operating lease liabilities	1,371	1,266
Other liabilities	730	710
Stockholders' equity	344	692
Total liabilities and stockholders' equity	$6,615	$6,692

Schedule 6:  Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Three Months Ended September 26, 2026 and September 27, 2025
(in millions)

	(unaudited)	(unaudited)

	September 26, 2026	September 27, 2025
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$360	$275
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40	37
Amortization of cloud computing arrangements	14	14
Other non-cash items	37	79
Changes in operating assets and liabilities	(254)	(292)
Net cash provided by (used in) operating activities	197	113

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of property and equipment	(48)	(32)
Purchases of investments	(21)	(9)
Proceeds from sale of business, net of cash divested	—	109
Other items	16	1
Net cash provided by (used in) investing activities	(53)	69

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(92)	(83)
Repurchase of common stock	(603)	(698)
Proceeds from/(Repayments of) commercial paper, net	200	240
Other items	(31)	(10)
Net cash provided by (used in) financing activities	(526)	(551)
Effect of exchange rate on cash and cash equivalents	6	(12)

Net increase (decrease) in cash and cash equivalents	(376)	(381)
Cash and cash equivalents at beginning of period	$975	$1,100
Cash and cash equivalents at end of period	$599	$719

Schedule 7: Adjusted Free Cash Flow GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
ADJUSTED FREE CASH FLOW
GAAP TO NON-GAAP RECONCILIATION
For the Quarter Ended September 26, 2026 and September 27, 2025
(in millions)
(unaudited)

	Quarter Ended
	September 26, 2026	September 27, 2025
Net cash provided by (used in) operating activities (GAAP)	$197	$113
Purchases of property and equipment	(48)	(32)
Items affecting comparability - Acquisition and Divestiture Costs	—	15
Items affecting comparability - Organizational Efficiency Costs	—	8
Items affecting comparability - Distribution Network Optimization Costs	15	—
Changes in operating assets and liabilities of items affecting comparability
Accrued liabilities	1	(1)
Other assets[1]	(109)	—
Adjusted Free Cash Flow (Non-GAAP)	$56	$103

Adjusted Free Cash Flow is calculated as Net cash provided by (used in) operating activities less Purchases of property and equipment, adjusted for the cash impacts of Items affecting comparability included in operating cash flows related to Acquisition and Divestiture Costs, Organizational Efficiency Costs and Distribution Network Optimization Costs, and Changes in operating assets and liabilities of items affecting comparability.

1 Primarily relates to the cash collection of the IEEPA tariff refund.

Schedule 8: Adjusted EBITDA and Leverage Ratio GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
ADJUSTED EBITDA for the Trailing Twelve Months ("TTM") ended on September 26, 2026, and LEVERAGE RATIO as of September 26, 2026
GAAP TO NON-GAAP RECONCILIATION
(in millions)
(unaudited)

	Quarter Ended				TTM
	December 27, 2025	March 28, 2026	June 27, 2026	September 26, 2026	September 26, 2026
Net Income (Loss) - (GAAP)	$561	$344	$348	$360	$1,613
Adjusted for:
Interest expense, net	17	13	12	13	55
Provision for income taxes	136	72	81	51	340
Depreciation and amortization	40	39	45	40	164
Cloud computing amortization	14	15	13	14	56
Share-based compensation expense	29	27	26	31	113
Items affecting comparability - Acquisition and Divestiture Costs	(1)	(3)	—	—	(4)
Items affecting comparability - Organizational Efficiency Costs	4	6	8	—	18
Items affecting comparability - IEEPA	—	—	(98)	—	(98)
Items affecting comparability - Distribution Network Optimization Costs	—	—	10	15	25
Adjusted EBITDA (NON-GAAP) (*)	$800	$513	$445	$524	$2,282

Total Debt (**) as of September 26, 2026					$2,557
Leverage Ratio (***) as of September 26, 2026					1.1

(*) Adjusted EBITDA is calculated as Net Income (Loss), excluding Interest expense, net; Provision for income taxes; Depreciation and amortization; Cloud computing amortization; Share-based compensation; Items affecting comparability including Acquisition and Divestiture Costs, Organizational Efficiency Costs, IEEPA, and Distribution Network Optimization Costs
(**) Total Debt Includes Current debt and Long-term debt as of September 26, 2026
(***) Leverage Ratio is calculated as Total Debt as of September 26, 2026 divided by Adjusted EBITDA for the trailing twelve months ended September 26, 2026

Schedule 9: Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At June 27, 2026 and September 26, 2026
(unaudited)

Directly-Operated Store Count:	As of June 27, 2026	Openings	(Closures)	As of September 26, 2026
Coach
North America	336	4	(1)	339
International	637	11	(4)	644
Total Coach	973	15	(5)	983

Kate Spade
North America	178	—	—	178
International	148	—	(8)	140
Total Kate Spade	326	—	(8)	318